Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Annual Report on Form 10-K of Summit Healthcare REIT, Inc. of our report dated February 28, 2020, with respect to the combined financial statements of Fernhill Estates, LLC, Pacific Gardens Estates, LLC and Sheridan Care Center, LLC as of and for the year ended December 31, 2019.

/s/ Boldt Carlisle & Smith

Boldt Carlisle & Smith

Certified Public Accountants

Salem, Oregon

February 28, 2020

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